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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CENFED Financial Corporation

We consent to the incorporation by reference in the registration statements (No. 33-43010, No. 33-48077, No. 33-90098 and No. 33-90096) on Form S-8 of CENFED
Financial Corporation of our report dated March 17, 1998, relating to the consolidated statements of financial condition of CENFED Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of CENFED Financial Corporation.

                                                           KPMG Peat Marwick LLP

Los Angeles, California
March 30, 1998